SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is executed and entered into as of the 16th day of January, 2015 by and between Tauriga Sciences, Inc., a Florida corporation (“Tauriga”) and Typenex Co-Investment, LLC, a Utah limited liability company, previously an Illinois company known as Typenex Co-Investment, LLC (“Typenex”).

RECITALS

A. Tauriga previously issued to Typenex a Warrant to Purchase Shares of Common Stock dated as of June 24, 2013 (the “Warrant”).

B. On July 16, 2014, Typenex delivered to Tauriga a Notice of Exercise of Warrant (the “Previous Exercise Notice”) notifying Tauriga of Typenex’s election to exercise its right set forth in the Warrant to receive 70,080,714 shares of Tauriga’s common stock, par value $0.00001 (the “Previous Exercise Shares”). Typenex subsequently delivered a copy of the Previous Exercise Notice to Tauriga’s transfer agent, ClearTrust, LLC (“ClearTrust”).

C. A dispute subsequently arose regarding the Warrant and Tauriga filed suit against Typenex and ClearTrust in the Thirteenth Judicial Circuit in and for Hillsbourgh County, Florida under Case No. 14-CA-009076 (the “Florida Litigation”). Currently, there is an injunction in place (the “Injunction”) and associated injunction bonds in the Florida Litigation (the “Bond”).

D. Prior to the Injunction in the Florida Litigation, ClearTrust released the Previous Exercise Shares to Typenex and generated a stock certificate evidencing the same (the “Certificate”). However, as a result of the Injunction, ClearTrust placed a stop order on the Previous Exercise Shares.

E. Post-Injunction in the Florida litigation, Typenex filed a new action in the United States District Court for the Northern District of Illinois, Eastern Division, under Case No. 1:14-cv-09072 (the “Chicago Litigation”). Currently, no response has been filed by Tauriga in the Chicago Litigation.

F. Instead of continuing to litigate their claims, the parties now desire to settle the Florida Litigation and the Chicago Litigation and related claims pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereby represent, warrant and agree as follows:

1) Recitals. The Recitals set forth above are true and correct.

2) Securities Purchase Agreement. As a material part of this settlement, Tauriga and Typenex are entering into a Securities Purchase Agreement substantially in the form attached hereto as Exhibit A (the “Securities Purchase Agreement”), all parties hereto are entering into the Irrevocable Letter of Instructions to Transfer Agent substantially in the form attached hereto as Exhibit B (the “Transfer Agent Letter”), and the Company is simultaneously delivering a duly executed Secretary’s Certificate substantially in the form attached hereto as Exhibit C (the “Secretary’s Certificate”) as well as a Share Issuance Resolution substantially in the form attached hereto as Exhibit D (the “Resolution,” and together with this Agreement, the Securities Purchase Agreement and the Secretary’s Certificate, and all other documents or agreements executed in connection therewith, the “Settlement Documents”). As between this Agreement and the Securities Purchase Agreement, this Agreement shall govern over any conflicting terms or requirements.

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A. Investment. Pursuant to the Securities Purchase Agreement, Typenex will purchase an aggregate of $300,000 of shares of common stock, par value $0.00001, of Tauriga (“Common Stock”), in three separate but related $100,000 tranches. The purchase price for each share, which shall be adjusted for each tranche, shall be 150% of the five day average closing sale price of the Common Stock for the five Trading Days (as defined below) immediately preceding each tranche purchase. The shares of Common Stock purchased under the Securities Purchase Agreement shall be delivered to Typenex as set forth therein.

i. Timing of the Purchases. The first $100,000 tranche will be paid and purchased pursuant to the Securities Purchase Agreement no later than the first Trading Day after the date of this Agreement (the “First Tranche Closing Deadline”). The second $100,000 tranche will be purchased pursuant to the Securities Purchase Agreement no later than three (3) Trading Days after Typenex has received an aggregate of $200,000 in Net Sales Proceeds from the sale of the Warrant Shares (as defined below) (the “Second Tranche Closing Deadline”). The third $100,000 tranche will be purchased pursuant to the Securities Purchase Agreement no later than three (3) Trading Days after Typenex has received an aggregate of $400,000 in Net Sale Proceeds from the sale of the Warrant Shares (the “Third Tranche Closing Deadline”). “Net Sales Proceeds” shall mean the proceeds received by or on behalf of Typenex from the sale (or transfer) of Warrant Shares less only transfer agent fees paid by Typenex (if any) and the selling commission and brokerage fees relating to the sale of such Warrant Shares. Within five days of the first sale of the Warrant Shares and continuing thereafter until all the Warrant Shares have been sold, Typenex shall provide Tauriga with “view-only” access to its applicable brokerage account to allow Tauriga to monitor the sale of the Warrant Shares. Notwithstanding any other provision contained in this Agreement or the Securities Purchase Agreement, Typenex shall no longer be obligated to purchase shares of Common Stock as provided in this paragraph or in the Securities Purchase Agreement if Tauriga has failed to perform in any material respect under any of the Settlement Documents. All shares of Common Stock purchased by Typenex pursuant to this paragraph 2 shall be referred to herein as the “Purchased Shares.” So long as the following conditions have been met, the Second Tranche Closing Deadline shall occur no later than six months from the date of this Agreement and the Third Tranche Closing Deadline shall occur no later than one year from the date of this Agreement: (a) five percent (5%) of the cumulative daily dollar trading volume of the Common Stock for each applicable six month period (counting only days in which Warrant Shares are in Typenex’s brokerage account and cleared for trading) shall be greater than or equal to $200,000; (b) Tauriga shall have committed no material default under this Agreement; and (c) no Warrant Share delivery delays shall have occurred.

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3) Issuance under the Warrant. No later than three (3) Trading Days after a completed and duly executed Notice of Exercise substantially in the form attached hereto as Exhibit E (the “Notice of Exercise”) is faxed, emailed or otherwise delivered to Tauriga by Typenex, Tauriga shall issue 10,000,000 shares of Common Stock without restrictive legend to Typenex, subject to other restrictions in this Agreement (the “Initial Issuance”). The securities required to be delivered under this entire paragraph 3 shall be referred to herein as the “Warrant Shares,” and together with the Purchased Shares, shall be collectively referred to herein as the “Settlement Shares”.

A. Additional Issuance. If the Net Sales Proceeds Typenex receives from the sale or transfer of all the Warrant Shares is less than $600,000, Tauriga shall, from time to time, issue additional shares of Common Stock without restrictive legend to Typenex no later than three (3) Trading Days after a completed and duly executed Notice of Exercise is faxed, emailed or otherwise delivered to Tauriga by Typenex (the “Notice Date”), so that the Net Sale Proceeds equal, but do not exceed, $600,000 (each, an “Additional Issuance”). If due, each Additional Issuance, subject to the restrictions below, shall be provided to Typenex in tranches of the greater of (i) 10,000,000 shares or (ii) the number of shares valued at $100,000 on the Notice Date, based on the last closing trade price for the Common Stock on the principal trading market for Tauriga’s securities on the Trading Day immediately before the Notice Date rounded to the nearest 500,000 share increment. Such computations shall be made in accordance with the terms and provisions of this Agreement and not in accordance with any provisions of the Terminated Agreements (as defined below) or any conflicting provision in the Warrant. No such Additional Issuance shall be due to Typenex from Taurgia unless and until the market value of the previous tranche of Warrant Shares is less than or equal to $30,000.00. Instead of the Additional Issuance, Tauriga, at its option, has the right to pay the difference between $600,000 and the total Net Sale Proceeds of all the Warrant Shares at any given time (an “Elective Cash Payment”); provided that Tauriga must make such Elective Cash Payment no later than five (5) Trading Days after providing Typenex with written notice of the same and that Tauriga may not make such payment with respect to Warrant Shares that have already been delivered. If Tauriga elects to make an Elective Cash Payment but fails make such payment by the applicable due date, then Tauriga shall lose the right to ever make an Elective Cash Payment in the future. Such payment shall be included in the calculation of Net Sale Proceeds, including, but not limited to, as it relates to the obligations of Typenex in Section 2.A. above.

B. Delivery of Warrant Shares. When delivering shares of Common Stock under this paragraph 3, Tauriga shall, by the applicable delivery deadline, and provided that the Common Stock is then DTC Eligible (as defined below), deliver or cause ClearTrust (or Tauriga’s then-current transfer agent if such is not ClearTrust) to deliver to Typenex or its broker (if designated by Typenex), via reputable overnight courier, a stock certificate, registered in the name of Typenex or its designee, representing DTC Eligible Common Stock equal to the applicable number of shares of Common Stock required to be delivered hereunder. If the Common Stock is not DTC Eligible at such time, such shall constitute a breach of this Agreement, and Tauriga shall instead, on or before the applicable delivery deadline, issue and deliver to Typenex or its broker (if designated by Typenex), via reputable overnight courier, a stock certificate, registered in the name of Typenex or its designee, representing the applicable number of shares of Common Stock required to be delivered hereunder. For the avoidance of doubt, Tauriga has not met its obligation to deliver the shares of Common Stock required to be delivered hereunder within the required timeframe unless Typenex or its broker, as applicable, has actually received the certificate representing the applicable shares of Common Stock no later than the close of business on the latest possible delivery date pursuant to the terms set forth above. If Tauriga fails to deliver Common Stock with respect to a Notice of Exercise as required under this Agreement, Typenex may send the applicable Notice of Exercise directly to ClearTrust for processing pursuant to the terms of the Transfer Agent Letter. For purposes of this Agreement: (i) “DTC” means the Depository Trust Company; (ii) “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Typenex’s brokerage firm for the benefit of Typenex; and (iii) “Trading Day” means any day during which the principal trading market for Tauriga’s securities in the United States shall be open for business.

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C. Consideration; Holding Period; Full Exercise. Notwithstanding any other provision contained herein, the parties acknowledge and agree that all the Warrant Shares delivered under this paragraph 3 are being delivered either (i) under the Warrant as Previous Exercise Shares pursuant to the Previous Exercise Notice or (ii) under the Warrant pursuant to any future Notice of Exercise of Warrant, and that Typenex believes and asserts that Tauriga was unconditionally obligated to deliver the Previous Exercise Shares prior to entering into this Agreement and is obligated to deliver Warrant Shares under the Warrant pursuant to any future Notice of Exercise of Warrant, if applicable. The parties also acknowledge and agree that no additional cash or property has been or will be given for such Warrant Shares, and that it is the parties’ expectations that Typenex’s holding period for such Warrant Shares under Rule 144 will tack back to July 16, 2014, the date the Previous Exercise Notice was previously delivered to Tauriga. No party will take a position contrary to the immediately preceding sentence. The Warrant shall automatically be deemed exercised in full once Typenex has received an aggregate of $600,000 in Net Sale Proceeds from the sale of Warrant Shares received under this paragraph 3.

4) Restrictions. The Warrant Shares, purchase rights and obligations to provide Warrant Shares under this Agreement shall be subject to the following:

A. Market Sales. Typenex agrees that it will only sell the Warrant Shares over a national securities exchange or national quotation services (i.e., OTCQB), as applicable, or other public market; provided, however, that if the Common Stock is not publicly traded, Typenex shall be allowed to sell the Warrant Shares in a private transaction.

B. Maximum Net Sales Proceeds. Typenex shall not sell or transfer the Warrant Shares for total cumulative Net Sales Proceeds that exceed $600,000 (the “Proceeds Threshold”). In the event that the Proceeds Threshold is met, Typenex shall immediately cease selling or transferring the shares received under paragraph 3 and shall return any unsold or non-transferred shares within five (5) days of reaching the Proceeds Threshold without further consideration, notice or demand. Any Warrant Shares sold that result in Net Sales Proceeds in excess of the Proceeds Threshold shall be repurchased in an open market transaction by Typenex and returned to Tauriga as soon as reasonably practicable but in no event later than fourteen (14) days from the date of the repurchase. Additional Issuances shall be subject to the Proceeds Threshold such that the intent of the parties is that Typenex shall reach the Proceeds Threshold via Additional Issuances, but not exceed the Proceeds Threshold by over delivery under any Additional Issuances. Typenex’s obligations under this paragraph 4B constitute Tauriga’s sole and exclusive remedies in the event Typenex sells or transfers the Warrant Shares for total cumulative Net Sales Proceeds that exceed $600,000.

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C. Volume. In any calendar week, Typenex shall not sell (or transfer) more Warrant Shares than the greater of (i) 10% of the weekly trading volume of the Common Stock as reported on Bloomberg, L.P. (“Bloomberg”); or (ii) Warrant Shares with an aggregate market value of $15,000, with market value being determined by averaging the daily VWAP (as defined below) of the Common Stock for all Trading Days in the immediately preceding week. For purposes of this Agreement, “VWAP” means, for the Common Stock, the dollar volume-weighted average price for such security on the principal trading market for Tauriga’s securities in the United States during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in “OTC Pink” by Pink OTC Markets Inc. (formerly Pink Sheets LLC), and any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

The foregoing restrictions in this paragraph 4 apply only (i) with respect to the Warrant Shares and (ii) if Tauriga has complied with all of its obligations under the Settlement Documents.

5) Late Delivery Fees. For each failure to deliver Settlement Shares within five (5) Trading Days of the delivery due date stated in this Agreement or in the Securities Purchase Agreement (such fifth day after such delivery due date shall be referred to herein as the “Late Fee Date”), late fees equal to the following amounts shall be assessed for each day beginning on the day following the Late Fee Date and ending on the date the applicable Settlement Shares are delivered: (a) $250 per day will be assessed for each of the first five (5) Trading Days following the Late Fee Date, and (b) $500 per day will be assessed for each day beginning with the eleventh (11th) day following the Late Fee Date, and continuing until the date the applicable Settlement Shares are delivered. The parties acknowledge and agree that under the circumstances existing at the time this Agreement is entered into, such late fees are fair and reasonable liquidated damages and are not penalties. The liquidated damages provisions of this Agreement shall not limit or preclude a party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages provided for in this Agreement are intended to be in lieu of actual damages. Furthermore, nothing contained in this paragraph shall be deemed to permit Tauriga to deliver any Settlement Shares after the actual delivery due date stated herein or in the Securities Purchase Agreement, any failure to deliver Settlement Shares by the delivery due date stated herein or in the Securities Purchase Agreement being an event of default hereunder and thereunder. However, in the event Typenex has materially breached any of its obligations under paragraph 2 of this Agreement, no late fees shall be due from Tauriga until Typenex has cured such breach in its entirety, at which such time the initial five (5) day delivery period shall begin and a Late Fee Date shall not occur until such period passes without delivery to the specific Settlement Shares by Tauriga to Typenex.

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6) Reserves.

A. Share Reserve. In order to allow for the purchase and delivery of all Settlement Shares pursuant to the terms hereof, Tauriga shall take all action necessary to reserve for the benefit of Typenex a number of authorized but unissued shares of Common Stock equal to 150% of the number of Settlement Shares required to be delivered under this Agreement (the “Share Reserve”). If at any time there are no shares of Common Stock remaining in the Share Reserve, Tauriga shall increase the Share Reserve to an amount equal to no less than 150% of the number of Settlement Shares that are still required to be delivered hereunder (calculated as of such date), and such increase shall occur within five (5) Trading Days of written notice by Typenex to Tauriga of such deficiency. If Tauriga does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, it shall not be deemed a breach of this Agreement if Tauriga has complied with the remaining provisions of this paragraph 6.A. If at any time Tauriga has less than 25,000,000 shares of authorized, unissued and unreserved shares of Common Stock available to increase the Share Reserve, Tauriga shall call a special meeting of the stockholders as soon as practicable after such occurrence, but in no event later than thirty (30) calendar days after such occurrence, and hold such meeting as soon as practicable thereafter, but in no event later than ninety (90) calendar days after such occurrence, for the sole purpose of increasing the number of authorized shares of Common Stock. Tauriga’s management shall recommend to Tauriga’s stockholders to vote in favor of increasing the number of authorized shares of Common Stock. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock. Tauriga shall use its best efforts to cause such additional shares of Common Stock to be authorized so as to comply with the requirements of this paragraph.

B. Transfer Agent Reserve. From and after the date hereof and until all of Tauriga’s obligations under the Settlement Documents and Warrant are paid and performed in full:

i. Tauriga shall at all times require its transfer agent to establish a reserve of shares of authorized but unissued Common Stock in an amount not less than the Share Reserve or such other amount as Typenex may authorize from time to time in writing (the “Transfer Agent Reserve”);

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ii. The initial Transfer Agent Reserve shall be set at 50,000,000 shares of Common Stock;

iii. Tauriga shall require its transfer agent to hold the Transfer Agent Reserve for the exclusive benefit of Typenex and shall authorize the transfer agent to issue the shares of Common Stock held in the Transfer Agent Reserve to Typenex only; and

iv. When the transfer agent issues Settlement Shares to Typenex pursuant to the Settlement Documents, the transfer agent will be authorized to issue such shares from the Transfer Agent Reserve.

7) Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement or the Securities Purchase Agreement, if at any time Typenex shall or would be issued shares of Common Stock under this Agreement, the Warrant or the Securities Purchase Agreement, but such issuance would cause Typenex (together with its affiliates) to beneficially own a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then Tauriga must not issue to Typenex the shares that would cause Typenex to exceed the Maximum Percentage. The shares of Common Stock issuable to Typenex that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares.” Tauriga will reserve the Ownership Limitation Shares for the exclusive benefit of Typenex. From time to time, Typenex may notify Tauriga in writing of the number of the Ownership Limitation Shares that may be issued to Typenex without causing Typenex to exceed the Maximum Percentage. Upon receipt of such notice, Tauriga shall be unconditionally obligated to immediately issue such designated shares to Typenex, with a corresponding reduction in the number of the Ownership Limitation Shares. For purposes of this paragraph, beneficial ownership of Common Stock will be determined under Section 13(d) of the Securities Exchange Act of 1934, as amended.

8) Prior Agreements. Upon the execution hereof by all parties, any and all prior agreements between the parties, including without limitation that certain (a) Securities Purchase Agreement dated June 24, 2013 between Tauriga and Typenex, (b) Irrevocable Letter of Instructions to Transfer Agent dated June 24, 2013 among all parties hereto, (c) Secured Buyer Note #1 dated June 24, 2013 in the original principal amount of $100,000 issued by Typenex in favor of Tauriga, (d) Secured Buyer Note #2 dated June 24, 2013 in the original principal amount of $100,000 issued by Typenex in favor of Tauriga, (e) Secured Buyer Note #3 dated June 24, 2013 in the original principal amount of $100,000 issued by Typenex in favor of Tauriga, (f) Secured Buyer Note #4 dated June 24, 2013 in the original principal amount of $100,000 issued by Typenex in favor of Tauriga, (g) Membership Interest Pledge Agreement dated June 24, 2013 between Tauriga and Typenex, (h) Security Agreement dated June 24, 2013 between Tauriga and Typenex, (i) Exchange Agreement dated March 21, 2014 between Tauriga and Typenex, and (j) all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with any of the foregoing, but excluding the Warrant (but only as the Warrant is specifically modified by the Settlement Documents) (and all portions of any other agreements referred to or incorporated in the Warrant, but only for purposes of interpreting and enforcing the Warrant as a separate document; provided, however, that any exercise under the Warrant would be subject to the terms and conditions of this Agreement, including, but not limited to, the Proceeds Threshold) (collectively, the “Terminated Agreements”), will terminate and shall be deemed to have no further effect, and the parties are hereby released from all obligations, definitions, representations and commitments therein. As between this Agreement and the Warrant, this Agreement shall govern over any conflicting remedies.

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9) Tauriga’s Representations and Release. Tauriga hereby represents and agrees as follows:

A. Representations and Warranties. Tauriga hereby represents and warrants as follows, in addition to other representations or warranties contained elsewhere in this Agreement:

i. Tauriga has not assigned or otherwise transferred any claim, demand or cause of action released or referenced by this Agreement.

ii. This Agreement has been, or upon execution hereof will be, duly and validly executed and delivered by and constitutes, or upon execution and delivery hereof will constitute, a valid and binding obligation of Tauriga, enforceable against it in accordance with its terms and provisions.

B. Complete and Full Release. For and in consideration of the mutual covenants in this Agreement, the satisfactions, the waivers, release and other actions by Typenex in this Agreement, and other good and valuable consideration, received from or on behalf of Typenex, the receipt and sufficiency of which is hereby acknowledged, Tauriga, for itself and on behalf of its successors, assigns, directors, officers, agents and employees (collectively, the “Tauriga Releasing Parties”), hereby fully remises, releases, acquits, satisfies and forever discharges Typenex, and each of their respective successors, assigns, affiliates, directors, officers, managers, members, agents and employees, of and from all and all manner of action and actions, cause and causes of action, losses, suits, debts, dues, sum of money, accounts, reckonings, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, executions, agreements, covenants, liabilities, obligations, claims, counterclaims, defenses, right of set off and demands whatsoever, in law or in equity, whether absolute or contingent, foreseen or unforeseen, known or unknown, or whether or not heretofore asserted, which any of the Tauriga Releasing Parties ever had or now has or may in the future have, that relates to or arises with respect to any of the Terminated Agreements or the transactions occurring thereunder, any Common Stock delivered, promised to, contracted for or purchased by Typenex prior to the date hereof, or any related transactions, events, actions, disputes or agreements occurring or arising prior to the date hereof; provided that nothing in this release of claims and liabilities shall be construed to relieve the parties hereto of their respective representations, warranties or covenants under this Agreement, any of the other Settlement Documents or the Warrant (but only as the Warrant is specifically modified by the Settlement Documents).

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10) Typenex’s Representations and Release. Typenex hereby represents and agrees as follows:

A. Representations and Warranties. Typenex hereby represents and warrants as follows, in addition to other representations or warranties contained elsewhere in this Agreement:

i. Typenex has not assigned or otherwise transferred any claim, demand or cause of action released or referenced by this Agreement. Further, Typenex has not assigned or otherwise transferred any right, interest or matter related to the Certificate to any other party, affiliate or related entity.

ii. This Agreement has been, or upon execution hereof will be, duly and validly executed and delivered by and constitutes, or upon execution and delivery hereof will constitute, a valid and binding obligation of Typenex, enforceable against it in accordance with its terms and provisions.

B. Complete and Full Release. For and in consideration of the mutual covenants in this Agreement, the satisfactions, the waivers, release and other actions by Tauriga in this Agreement, and other good and valuable consideration, received from or on behalf of Tauriga, the receipt and sufficiency of which is hereby acknowledged, Typenex, for itself and on behalf of its successors, assigns, directors, officers, agents and employees (collectively, the “Typenex Releasing Parties”), hereby fully remises, releases, acquits, satisfies and forever discharges Tauriga, and each of their respective successors, assigns, affiliates, directors, officers, managers, members, agents and employees, of and from all and all manner of action and actions, cause and causes of action, losses, suits, debts, dues, sum of money, accounts, reckonings, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, executions, agreements, covenants, liabilities, obligations, claims, counterclaims, defenses, right of set off and demands whatsoever, in law or in equity, whether absolute or contingent, foreseen or unforeseen, known or unknown, or whether or not heretofore asserted, which any of the Typenex Releasing Parties ever had or now has or may in the future have, that relates to or arises with respect to any of the Terminated Agreements or the transactions occurring thereunder, any Common Stock issued, delivered, promised to, contracted for or purchased by Typenex prior to the date hereof, or any related transactions, events, actions, disputes or agreements occurring or arising prior to the date hereof; provided that nothing in this release of claims and liabilities shall be construed to relieve the parties hereto of their respective representations, warranties or covenants under this Agreement, any of the other Settlement Documents or the Warrant (but only as the Warrant is specifically modified by the Settlement Documents).

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11) Violation of Volume Restriction. In the event of a violation of the volume restriction under paragraph 4C, Typenex shall pay liquidated damages to Tauriga in the amount of 200% of the gross sales proceeds that exceed the volume restriction in 4C. For example, if Typenex sold Warrant Shares with a market value of $35,000 (as determined pursuant to paragraph 4C) during a given week, and assuming the $30,000 market value limitation set forth in paragraph 4C was the applicable threshold for such week, Typenex would be $5,000 over such $30,000 limitation, and so would need to pay Tauriga $10,000 (200% of $5,000) for the breach. The payment of the liquidated damage arising under this paragraph shall be paid within five (5) days of the respective breach. In the event of a failure to pay the liquidated damage in full, Tauriga (and its agents) can temporarily cease performance under this Agreement without liability until payment is made in full. The remedy described in this paragraph shall be the sole and exclusive remedy for a violation of the volume restriction under paragraph 4C.

12) Cancellation of Certificate & Dismissal of Pending Litigation. The parties agree that the Certificate shall be returned to ClearTrust and cancelled, and shall cooperate in good faith to cause the same to timely occur. No later than seven (7) days after the date of this Agreement, Typenex shall cause a motion and order of dismissal with prejudice, in forms reasonably acceptable to Tauriga or its counsel, to be appropriately executed and filed with the court in which the Chicago Litigation has been filed, by which the Chicago Litigation shall be dismissed with prejudice. No later than seven (7) days after the date of this Agreement, Tauriga shall cause a motion and order of dismissal with prejudice, in forms reasonably acceptable to Typenex and ClearTrust or their counsel (and which counsel for such Typenex and ClearTrust shall timely execute), to be appropriately executed and filed with the court in which the Florida Litigation has been filed, by which (a) the Florida Litigation shall be dismissed with prejudice, (b) the Injunction shall be dissolved and (c) the Bond (and related funds) shall be released. Each dismissal described above shall note that each party is responsible for its own attorney’s fees and costs. The parties agree that all such dismissals shall be consistent with this Agreement and not have any preclusive effect on any claims or issues arising under this Agreement or the Warrant.

13) Audit. For purposes of ensuring compliance with this Agreement, Tauriga, upon five (5) days’ notice, shall have the right to inspect and audit the books and records of Typenex, its brokerage company, any other agent/vendor who holds, sells or transfers the Warrant Shares, which pertain to transfers of the Warrant Shares. This right to inspect and audit shall expire six (6) months after Tauriga receives written notice from Typenex that such right will so expire, provided that Typenex may not provide such notice unless and until Typenex has sold or transferred the Warrant Shares for total cumulative Net Sales Proceeds equal to the Proceeds Threshold. Typenex shall, upon execution of this Agreement, notify in writing its brokerage and any relevant agent/vendor of the rights and obligations under this paragraph.

14) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No person not a party to this Agreement will be a third-party beneficiary or acquire any rights hereunder; except that all parties being released hereunder shall be deemed intended third-party beneficiaries of this Agreement with standing to enforce all provisions that benefit them.

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15) Assignment. Notwithstanding anything to the contrary herein, the rights, interests or obligations of Tauriga hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by Tauriga without the prior written consent of Typenex, which consent may be withheld at the sole discretion of Typenex; provided, however, that in the case of a merger, sale of substantially all of Tauriga’s assets or other corporate reorganization of Tauriga, Typenex shall not unreasonably withhold, condition or delay such consent. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Typenex hereunder may be assigned by Typenex to a third party, including its financing sources, in whole or in part.

16) Relationship. Nothing contained in this Agreement will be deemed to create a partnership or joint venture between the parties.

17) Cost of Preparation. The parties, as between each other, each shall bear its own attorney’s fees and costs in connection with the negotiation, preparation and execution of this Agreement.

18) Arbitration or Litigation Expenses. The prevailing party in any proceeding brought to enforce the terms and conditions contained in this Agreement shall be entitled to costs and fees as set forth in Exhibit F attached hereto.

19) Mutual Contribution. The parties and their respective counsel have contributed mutually to the drafting of this Agreement. Consequently, no term or condition contained in this Agreement shall be construed against any party on the ground that a party drafted the term or condition or caused the term or condition to be drafted.

20) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

21) Interpretation, Construction and Recording. The use in this Agreement of the word “including” does not limit the preceding words or terms and shall mean “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended, modified, supplemented or restated in accordance with the terms hereof or thereof, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, paragraphs, subparagraphs, and clauses shall mean the articles, sections, subsections, paragraphs, subparagraphs and clauses contained in this Agreement, except as otherwise expressly provided in this Agreement. The title of any article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or conditions contained in this Agreement. The use in this Agreement of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement shall not be recorded.

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22) Waiver of Jury Trial. The undersigned hereby knowingly, voluntarily, intentionally and unconditionally waive any right to a jury trial on any issue relating to the Settlement Documents or any claim, counterclaim, or other action arising in connection therewith.

23) Entire Agreement. This Agreement, together with the Warrant and all other Settlement Documents, contain the entire agreement between the parties concerning the subject matter hereof and thereof and supersede and replace any and all prior or contemporaneous agreement, understanding, discussions, correspondences or documentation, written or oral, with regard to the matters set forth herein and therein.

24) Counterparts and Facsimile Execution. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original signature page to this Agreement. All such counterparts shall be considered one and the same agreement and shall become effective when counterparts have been executed by each party and delivered (including by facsimile, telecopy or other electronic device) to the other parties, it being understood that all parties need not execute the same counterpart. Any counterpart or other signature hereupon delivered by facsimile, telecopy or other electronic device shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

25) Amendment and Waiver. This Agreement may not be amended, modified, supplemented or restated except pursuant to a written document executed and delivered by each party against which the amendment, modification, supplement or restatement is sought to be enforced. No waiver of any term or condition contained in this Agreement shall be effective unless it is contained in a written document executed by each party against which the waiver is sought to be enforced. No waiver by any party of any breach of or default under any representation, warranty, covenant or agreement under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent breach of or default under any representation, warranty, covenant or agreement under this Agreement, or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No oral waiver, amendment, modification, supplement or restatement shall be valid or enforceable, without exception.

26) Compromise. This Agreement constitutes a compromise of disputed claims and shall not be construed as an admission of liability on the part of any of the parties. This Agreement shall not be offered into evidence and shall be inadmissible for any purpose other than in proceedings to enforce or approve its terms.

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27) Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each party consents to and expressly agrees that exclusive venue for Arbitration (as defined in Exhibit F attached hereto) of any dispute arising out of or relating to any Settlement Document, the Warrant or the relationship of the parties or their affiliates shall be in Cook County, Illinois. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions (as defined below), for any litigation arising in connection with any of the Settlement Documents or the Warrant, each party hereto hereby (a) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Cook County, Illinois, (b) expressly submits to the exclusive venue of any such court for the purposes hereof, and (c) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

28) Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit F attached hereto) arising under this Agreement, any other Settlement Document, the Warrant or other agreements between the parties and their affiliates to binding arbitration pursuant to the arbitration provisions set forth in Exhibit F attached hereto (the “Arbitration Provisions”). The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. Any capitalized term not defined in the Arbitration Provisions shall have the meaning set forth in this Agreement. The parties agree that all of the Arbitration Provisions shall be strictly enforced by the arbitrator unless any term or provision thereof is expressly prohibited by the Illinois Uniform Arbitration Act. By executing this Agreement, Tauriga represents, warrants and covenants that it has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Tauriga will not take a position contrary to the foregoing representations. Tauriga acknowledges and agrees that Typenex may rely upon the foregoing representations and covenants of Tauriga regarding the Arbitration Provisions.

29) Notices. Any notice required or permitted hereunder or in any of the other Settlement Documents or the Warrant shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

A. the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation),

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B. the fifth Trading Day after deposit, postage prepaid, in the United States Postal Service (with USPS tracking or by certified mail), or

C. the second Trading Day after mailing by domestic or international express courier (e.g., FedEx), with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) Trading Days’ advance written notice similarly given to each of the other parties hereto):

If to Tauriga:

Tauriga Sciences, Inc.

Attn: Stella M. Sung

39 Old Ridgebury Road

Danbury, CT 06180

with a copy to (which shall not constitute notice):

Quick Law Group PC

Attn: Jeffrey M. Quick

1035 Pearl Street, Suite 403

Boulder, Colorado 80302

Telephone: (720) 259-3393

Email: jquick@quicklawgroup.com

If to Typenex:

Typenex Co-Investment, LLC

Attn: John M. Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

with a copy to (which shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan K. Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

Telephone: 801.922.5000

Email: jhansen@HBAAlaw.com

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30) Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for the maximum time allowable by applicable law.

31) Time of the Essence. Time is expressly made of the essence of each and every provision of this Agreement and the rest of the Settlement Documents.

32) Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures on Following Page]

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the undersigned party has read and understands the provisions herein, and has executed this Settlement Agreement as of the date set forth above.

Tauriga Sciences, Inc.

By:	/s/ Stella M. Sung
Print:
Title:

STATE OF _____________

COUNTY OF _____________

The foregoing instrument was executed, acknowledged and delivered before me this 16th day of January, 2015, by ____________, the __________ of Tauriga Sciences, Inc. Such person _____ is/are personally known to me or _____ produced a current ____________ driver’s license as identification.

Signature of Notary

Name of Notary (Typed, Printed or Stamped)
Commission Number (if not legible on seal):
My Commission Expires (if not legible on seal):

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the undersigned party has read and understands the provisions herein, and has executed this Settlement Agreement as of the date set forth above.

Typenex Co-Investment, LLC

By:	Red Cliffs Investments, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

STATE OF _____________

COUNTY OF _____________

The foregoing instrument was executed, acknowledged and delivered before me this 16th day of January, 2015, by John M. Fife, the President of the Manager of Typenex Co-Investment, LLC. Such person is personally known to me or produced a current Illinois driver’s license as identification.

Signature of Notary

Name of Notary (Typed, Printed or Stamped)
Commission Number (if not legible on seal):
My Commission Expires (if not legible on seal):

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EXHIBIT A

SECURITIES PURCHASE AGREEMENT

[attached]

EXHIBIT B

TRANSFER AGENT LETTER

[attached]

EXHIBIT c

SECRETARY’S CERTIFICATE

[attached]

EXHIBIT D

SHARE ISSUANCE RESOLUTION

[attached]

EXHIBIT E

NOTICE OF EXERCISE

[attached]

EXHIBIT F

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of this Exhibit F, the term “Claims” means any disputes, claims, demands, causes of action, liabilities, damages, losses, or controversies whatsoever arising from related to or connected with the transactions contemplated in the Settlement Documents or the Warrant and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement, Warrant or any of the other Settlement Documents. The parties hereby agree that the arbitration provisions set forth in this Exhibit F (“Arbitration Provisions”) are binding on the parties hereto and are severable from all other provisions in the Settlement Documents and Warrant. As a result, any attempt to rescind the Agreement, Warrant or any other Settlement Documents, or declare the Agreement, Warrant or any other Settlement Document invalid or unenforceable for any reason is subject to these Arbitration Provisions. These Arbitration Provisions shall also survive any termination or expiration of the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted in Cook County, Illinois and pursuant to the terms set forth in these Arbitration Provisions. The parties agree that the award of the arbitrator shall be final and binding upon the parties; shall be the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator; and shall promptly be payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incident to enforcing the arbitrator’s award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include eighteen percent (18%) annual simple interest (“Default Interest”), both before and after the award. Judgment upon the award of the arbitrator will be entered and enforced by a state court sitting in Cook County, Illinois. The parties hereby incorporate herein the provisions and procedures set forth in the Illinois Uniform Arbitration Act, 710 ILCS 5 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Pursuant to Section 1 of the Arbitration Act, in the event of conflict between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control.

3. Arbitration Proceedings. Arbitration between the parties will be subject to the following procedures:

3.1 The parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under paragraph 29 of the Agreement; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered under paragraph 29 of the Agreement (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to paragraph 29 of the Agreement or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Illinois Rules of Civil Procedure.

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3.2 Within ten (10) calendar days after the Service Date, Typenex shall select and submit to Tauriga the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by ADR Systems (http://www.adrsystems.com), or such other arbitration group or association agreed upon by both parties (such three designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with ADR Systems. Within ten (10) calendar days after Typenex has submitted to Tauriga the names of the Proposed Arbitrators, Tauriga must select, by written notice to Typenex, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Tauriga fails to select one of the Proposed Arbitrators in writing within such 10-day period, then Typenex may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Tauriga. If Typenex fails to identify the Proposed Arbitrators within the time period required above, then Tauriga may at any time prior to Typenex designating the Proposed Arbitrators, select the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by ADR Systems by written notice to Typenex. Typenex may then, within ten (10) calendar days after Tauriga has submitted notice of its selected arbitrators to Typenex, select, by written notice to Tauriga, one (1) of the selected arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Typenex fails to select in writing and within such 10-day period one of the three arbitrators selected by Tauriga, then Tauriga may select the arbitrator from its three previously selected arbitrators by providing written notice of such selection to Typenex. The cost of the arbitrator must be paid solely by Typenex. If ADR Systems ceases to exist or to provide a list of neutrals, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association. The date that the selected arbitrator agrees in writing to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”.

3.3 An answer and any counterclaims to the Arbitration Notice, which must be pleaded consistent with the Illinois Rules of Civil Procedure, shall be required to be delivered to the other party within twenty (20) calendar days after the Service Date. Upon request, the arbitrator is hereby instructed to render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

3.4 The party that delivers the Arbitration Notice to the other party shall have the option to also commence legal proceedings with any state court sitting in Cook County, Illinois (“Litigation Proceedings”), subject to the following: (i) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (ii) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an award of the arbitrator hereunder, (iii) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration Proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (iv) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

3.5 The parties agree that discovery shall be conducted in accordance with the Illinois Rules of Civil Procedure; provided, however, that incorporation of such rules will in no event supersede the Arbitration Provisions set forth herein, including without limitation the time limitation set forth in Paragraph 3.9 below, and the following:

Arbitration Provisions, Page 2

(a) Discovery will only be allowed if the likely benefits of the proposed discovery outweigh the burden or expense, and the discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement, Warrant and/or other Settlement Documents.

(ii) To facts and information that cannot be obtained from another source that is more convenient, less burdensome or less expensive.

(c) No party shall be allowed (a) more than fifteen (15) interrogatories (including discrete subparts), (b) more than fifteen (15) requests for admission (including discrete subparts), (c) more than ten (10) document requests (including discrete subparts), or (d) more than three depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition.

3.6 Any party submitting any written discovery requests, including interrogatories, requests for production, subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, as determined by the arbitrator, before the responding party has any obligation to produce or respond.

(a) All discovery requests must be submitted in writing to the arbitrator and the other party before issuing or serving such discovery requests. The party issuing the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Illinois Rules of Civil Procedure. Any party will then be allowed, within ten (10) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, the arbitrator will make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (A) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (B) requires the responding party to respond to the discovery requests as limited by the arbitrator within a certain period of time after receiving payment from the requesting party. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 10-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within a certain period of time as determined by the arbitrator.

(b) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Illinois Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Illinois Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(c) Discovery deadlines will be set forth in a scheduling order issued by the arbitrator. The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious.

3.7 Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted by the deadlines established by the arbitrator. Expert reports must contain the following: (a) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (b) the expert’s name and qualifications, including a list of all publications within the preceding 10 years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding 10 years; and (c) the compensation to be paid for the expert’s study and testimony. The parties are entitled to depose any other party’s expert witness one time for no more than 4 hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

Arbitration Provisions, Page 3

3.8 All information disclosed by either party during the Arbitration process (including without limitation information disclosed during the discovery process) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party during the discovery process unless (i) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party, (ii) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure; or (iii) disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. The arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

3.9 The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious. Pursuant to Section 8 of the Arbitration Act, the parties hereby agree that an award of the arbitrator must be made within 150 days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 150-day period. The Illinois Rules of Evidence will apply to any final hearing before the arbitrator.

3.10 The arbitrator shall have the right to award or include in the arbitrator’s award any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

3.11 If any part of these Arbitration Provisions is found to violate applicable law or to be illegal, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law.

3.12 The arbitrator is hereby directed to require the losing party to reimburse the prevailing party the reasonable attorneys’ fees, deposition costs, and other discovery costs incurred by the prevailing party. If Tauriga is the losing party, it will not be required to reimburse Typenex for the arbitrator costs.

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